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                                                                     EXHIBIT 5.1

                                 April 20, 1998

STM Wireless, Inc.
One Mauchly
Irvine, California 92718

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-3 of STM Wireless, Inc., a Delaware corporation (the "Company"), which will be filed with the Securities and Exchange Commission on or about April 20, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 99,990 shares of Common Stock, $0.001 par value (the "Shares") of the Company, all of which will be sold by certain stockholders of the Company (the "Selling Stockholders"). As corporate counsel to the Company, I have also examined the proceedings proposed to be taken in connection with the issuance of the Shares to the Selling Stockholders and said proposed sale of the Shares.

     Based on such review, it is my opinion that the Shares are legally and validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                             Very truly yours,

                                             /s/ JACQUES YOUSSEFMIR
                                             --------------------------------
                                             Jacques Youssefmir
                                             General Counsel